Exhibit 10.44

SEVENTH AMENDMENT TO
AMENDED AND RESTATED
COOPER CAMERON CORPORATION
LONG-TERM INCENTIVE PLAN

     WHEREAS, COOPER CAMERON CORPORATION (the “Company”) has heretofore adopted the AMENDED AND RESTATED COOPER CAMERON CORPORATION LONG-TERM INCENTIVE PLAN (the “Plan”); and

     WHEREAS, the Company desires to amend the Plan in certain respects;

     NOW, THEREFORE, the Plan shall be amended as follows, effective as of December 15, 2004:

1.	The phrase “restricted stock unit award” shall be added to Section 2.1, ”Definitions,” following “restricted stock award;

2.	The words “restricted stock units” shall be added to Section 5, “Awards,” following “restricted stock grants”;

3.	The following Section 8A shall be added to the Plan:

     8A. Restricted Stock Units

     8A.1 Grants. Awards may be granted in the form of restricted stock units (“RSUs”). RSUs shall be awarded in such numbers and at such times as the Committee shall determine.

     8A.2 Terms and Conditions of RSUs. RSU Grants shall vest in whole or in such installments and at such times as may be determined by the Committee; provided, however, that no grant of RSUs shall fully vest in less than three years. In addition, grants of RSUs shall be subject to such other terms, conditions, restrictions, and limitations as the Committee deems appropriate including, but not limited to, requirements of continued employment.

     8A.3 Issuance of Stock. Upon vesting the Participant shall be issued the number of shares of Common Stock to which the Award entitled such Participant, less those shares the value of which on the date of vesting is necessary to satisfy any withholding obligations provided for in the RSU Award.

4.	As amended hereby, the Plan is specifically ratified and reaffirmed.

APPROVED:

/s/ William C. Lemmer

William C. Lemmer
Vice President, General Counsel &
Secretary
Date: December 15, 2004